NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FOURTH-QUARTER AND YEAR ENDED DECEMBER 31, 2011 RESULTS

HIGHLIGHTS

•
Sales of condominium units at the W Austin Hotel & Residences project, which began in January 2011, totaled 9 units for $12.4 million for fourth-quarter 2011 and 78 units for $89.0 million for the year 2011.

•
Average occupancy at the W Austin Hotel was 76 percent during fourth-quarter 2011 and 74 percent during the year 2011. The average daily room rate at the W Austin Hotel was $255 during fourth-quarter 2011 and $250 during the year 2011.

•	ACL Live, which opened in February 2011, hosted 40 events during fourth-quarter 2011, 151 events during the year 2011 and 198 events through March 20, 2012.

•
Construction activities at Parkside Village continue on schedule, and initial tenants took occupancy in late 2011 and early 2012. At March 20, 2012, Stratus had executed leases for 64,647 square feet and leasing activities are ongoing.

•	Total debt was $158.5 million at December 31, 2011, and $180.8 million at December 31, 2010, excluding debt associated with Stratus' two office buildings at 7500 Rialto Boulevard.

•	In February 2012, Stratus sold its two office buildings at 7500 Rialto Boulevard for $27.0 million.

•	In March 2012, Stratus completed the sale of 625,000 shares of common stock for $5.0 million in a private placement.

SUMMARY FINANCIAL RESULTS

			Years Ended
	Fourth-Quarter		December 31,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Amounts)
Revenues	$28,566	$1,917	$137,036	$5,656
Operating (loss) income	(3,548)	(1,458)	1,681	(10,402)
Loss from continuing operations	(6,420)	(1,435)	(5,424)	(18,373)
Income (loss) from discontinued operations[a]	(57)	143	191	660
Net loss	(6,477)	(1,292)	(5,233)	(17,713)
Net (loss) income attributable to Stratus common stock	(4,279)	429	(10,388)	(15,336)

Diluted net (loss) income per share of common stock:
Continuing operations	$(0.56)	$0.04	$(1.41)	$(2.14)
Discontinued operations[a]	(0.01)	0.02	0.02	0.09
Diluted net (loss) income per share attributable to Stratus common stock	$(0.57)	$0.06	$(1.39)	$(2.05)

Diluted weighted average shares of common stock outstanding	7,455	7,501	7,482	7,466

a.	Includes the results of Stratus' two office buildings at 7500 Rialto Boulevard, which Stratus sold in February 2012.

AUSTIN, TX, March 30, 2012 - Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $4.3 million, $0.57 per share, for fourth-quarter 2011, compared with net income of $0.4 million, $0.06 per share, for fourth-quarter 2010. For the year 2011, Stratus reported a net loss attributable to common stock of $10.4 million, $1.39 per share, compared with a net loss of $15.3 million, $2.05 per share, for the year 2010. The loss for the year 2010 includes a charge of $10.5 million, $1.41 per share, to establish valuation allowances against net deferred tax assets.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “The W Austin Hotel & Residences project continues to perform very well. Hotel operations reflect strong occupancy and room rates, we have sold 60 percent of the condominium residences, the retail space is fully leased, and we continue to receive enthusiastic feedback on the venue from Austin City Limits Live patrons and the music industry. We have also concluded three significant transactions allowing us to repay $9 million of debt. The Austin real estate market is showing signs of improvement and we remain optimistic about our ongoing and potential development projects.”

W Austin Hotel & Residences Project. Stratus' development of the W Austin Hotel & Residences in downtown Austin, conducted through a joint venture with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson), is substantially complete at a cost of approximately $300 million. The 251-room hotel, which we believe sets the standard for contemporary luxury in downtown Austin, opened in December 2010 and is managed by Starwood Hotels & Resorts Worldwide Inc. The average daily room rate at the W Austin Hotel was $255 during fourth-quarter 2011 and $250 during the year 2011, and revenue per available room was $194 during fourth-quarter 2011 and $184 during the year 2011.

Condominium units are being completed on a floor-by-floor basis, with delivery of units commencing in January 2011 and continuing. As of March 20, 2012, sales of 87 of the 159 condominium units had closed for $98.7 million and 8 of the remaining 72 condominium units were under contract. Stratus is addressing the falling glass incidents that occurred during June 2011, including the engineering and redesign of replacement railings, and currently expects to substantially complete installation of the replacement railing system in second-quarter 2012.

The project also includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue is the new home of Austin City Limits, a television program showcasing popular music legends. ACL Live opened in February 2011, has hosted 198 events through March 20, 2012, and currently has booked events through December 2012.

The project also includes 18,000 square feet of leasable retail space, of which 14,500 square feet opened in August 2011, including 10,000 square feet for Urban Outfitters. As of March 20, 2012, occupancy was 43 percent for the office space and 79 percent for the retail space. Leasing activities for the remaining office and retail space are ongoing.

Parkside Village Project. In May 2011, Stratus, through its joint venture Tract 107, L.L.C., secured a $13.7 million construction loan to finance the development of Parkside Village, a 92,473-square-foot retail project under development in the Circle C community in southwest Austin. The project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,933-square-foot building, a 10,000-square-foot building, two 7,500-square-foot buildings and a stand-alone 5,000-square-foot building. Construction activities at Parkside Village continue on schedule, and are expected to be completed in fourth-quarter 2012. At March 20, 2012, we had executed leases for 64,647 square feet at Parkside Village, including 13,890 square feet that opened in December 2011, and leasing activities are ongoing.

Discontinued Operations. On February 27, 2012, Stratus sold its two office buildings at 7500 Rialto Boulevard to Lincoln Properties and Greenfield Partners (Lincoln Properties) for $27.0 million. Lincoln Properties paid Stratus $6.7 million in cash and assumed Stratus' outstanding nonrecourse debt (the Lantana Promissory Note) of $20.3 million secured by the property. Stratus is providing a limited guaranty of debt service and other obligations on the Lantana Promissory Note up to $5.0 million until May 1, 2016, which will be reduced to $2.5 million on May 1, 2016, until January 1, 2018 (the maturity date for the Lantana Promissory Note). Stratus expects its gain on the sale will total approximately $10 million, with $5 million recorded in first-quarter 2012 and the balance to be recorded as its obligations under the limited guarantee are relieved. As required by applicable accounting rules, Stratus’ financial statements reflect the related assets, liabilities and results of operations of its two office buildings at 7500 Rialto Boulevard separately as discontinued operations.

Equity Sale. On March 15, 2012, in a private transaction, Stratus sold 625,000 shares of its common stock to Moffett Holdings, LLC for an aggregate purchase price of $5.0 million, or $8.00 per share. Stratus used the $5.0 million in proceeds from the sale to pay down the outstanding principal balance under the Comerica credit facility to $37.4 million at March 20, 2012.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values. Stratus' developed property sales totaled $14.9 million for fourth-quarter 2011, which included 9 condominium units for $12.4 million at the W Austin Hotel & Residences project, 19 Meridian lots in the Circle C community and 2 Verano Drive lots in the Barton Creek community, compared with $0.7 million for fourth-quarter 2010, which included 4 Meridian lots and 1 Wimberly Lane lot. Stratus' developed property sales totaled $92.8 million for the year 2011, which included 78 condominium units for $89.0 million at the W Austin Hotel & Residences project, 21 Meridian lots, 2 Verano Drive lots, 1 Amarra Drive lot and 1 Calera Court Courtyard home, compared with $2.7 million for the year 2010, which included 21 Meridian lots, 1 Calera Court Courtyard home and 1 Wimberly Lane lot.

Stratus' property sales for the year 2011 also include the sale of a 12-acre tract of undeveloped land at Barton Creek for $2.2 million in fourth-quarter 2011 and a 28-acre tract of undeveloped land at Circle C for $2.0 million in third-quarter 2011.

Hotel revenue totaled $7.8 million in fourth-quarter 2011 and $28.1 million for the year 2011, and reflects the results of operations for the W Austin Hotel, which opened in December 2010. Hotel revenues primarily include revenues from room reservations and food and beverage sales.

Entertainment venue revenue totaled $2.8 million in fourth-quarter 2011 and $9.0 million for the year 2011, and reflects the results of operations for ACL Live, which opened in February 2011. Venue revenues primarily include ticket sales; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise.

Rental income from commercial leasing properties, which excludes the results of the two office buildings at 7500 Rialto Boulevard, totaled $0.7 million for fourth-quarter 2011 and $2.3 million for the year 2011, compared with $0.4 million for fourth-quarter 2010 and $1.6 million for the year 2010, primarily reflecting increased rental income from the office and retail space at the W Austin Hotel & Residences project, which opened during 2011.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multi-family and residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which we discuss certain of our expectations regarding future performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding anticipated real estate sales and commercial leasing activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

We caution readers that forward-looking statements are not guarantees of future performance, and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, changes in economic and business conditions, business opportunities that may be presented to and/or pursued by us, the availability of financing, increases in foreclosures and interest rates, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract homebuilding customers for our developments or their failure to satisfy their purchase commitments, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, a decrease in the demand for real estate in the Austin, Texas market, competition from other real estate developers, increases in operating costs, including real estate taxes and the cost of construction materials, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are subject to change after our forward-looking statements are made. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Real estate	$17,253	$732	$97,651	$3,286
Hotel	7,808	792	28,100	792
Entertainment venue	2,757	—	9,010	—
Rental	748	393	2,275	1,578
Total revenues	28,566	1,917	137,036	5,656
Cost of sales:
Real estate, net	19,573	(2,434)	86,095	3,104
Hotel	6,164	2,988	24,546	3,733
Entertainment venue	2,356	479	8,982	699
Rental	447	250	1,506	1,023
Depreciation	2,091	464	7,573	973
Total cost of sales	30,631	1,747	128,702	9,532
General and administrative expenses	1,483	1,628	6,653	6,526
Total costs and expenses	32,114	3,375	135,355	16,058
Operating (loss) income	(3,548)	(1,458)	1,681	(10,402)
Interest expense, net	(2,626)	—	(6,667)	—
Other income, net	13	125	550	358
Loss from continuing operations before income taxes and equity in unconsolidated affiliate's loss	(6,161)	(1,333)	(4,436)	(10,044)
Equity in unconsolidated affiliate's loss	(97)	(85)	(337)	(323)
Provision for income taxes	(162)	(17)	(651)	(8,006)
Loss from continuing operations	(6,420)	(1,435)	(5,424)	(18,373)
Income (loss) from discontinued operations[a]	(57)	143	191	660
Net loss	(6,477)	(1,292)	(5,233)	(17,713)
Net (income) loss attributable to noncontrolling interest in subsidiaries[b]	2,198	1,721	(5,155)	2,377
Net income (loss) attributable to Stratus common stock	$(4,279)	$429	$(10,388)	$(15,336)

Basic and diluted net (loss) income per share of common stock:
Continuing operations	$(0.56)	$0.04	$(1.41)	$(2.14)
Discontinued operations[a]	(0.01)	0.02	0.02	0.09
Basic and diluted net (loss) income per share attributable to Stratus common stock	$(0.57)	$0.06	$(1.39)	$(2.05)

Weighted average shares of common stock outstanding:
Basic and diluted	7,455	7,501	7,482	7,466

a.	Includes the results of Stratus' two office buildings at 7500 Rialto Boulevard, which Stratus sold in February 2012.

b.	Primarily relates to the operations of W Austin Hotel & Residences project.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31, 2011		December 31, 2010
ASSETS
Cash and cash equivalents	$7,695	[a]	$11,307
Real estate held for sale	74,003		27,312
Real estate under development	54,956		189,057
Land held for future development	60,936		57,822
Real estate held for investment	185,221	[b]	127,009
Investment in unconsolidated affiliate	3,246		3,084
Other assets	18,619		21,271
Discontinued operations[c]	16,929		18,324
Total assets	$421,605		$455,186

LIABILITIES AND EQUITY
Accounts payable	$8,760		$19,328
Accrued liabilities	10,217		7,713
Deposits	1,848		9,082
Debt	158,451		180,841
Other liabilities	3,064		3,590
Discontinued operations[c]	21,583		21,832
Total liabilities	203,923		242,386

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Preferred stock	—		—
Common stock	84		84
Capital in excess of par value of common stock	198,175		197,773
Accumulated deficit	(61,723)		(51,335)
Common stock held in treasury	(18,347)		(17,972)
Total Stratus stockholders' equity	118,189		128,550
Noncontrolling interest in subsidiaries[d]	99,493		84,250
Total equity	217,682		212,800
Total liabilities and equity	$421,605		$455,186

a.	Includes $2.7 million of cash and cash equivalents available to Stratus and $5.0 million of cash and cash equivalents primarily associated with the W Austin Hotel & Residences project.

b.	Includes $50.4 million of assets related to ACL Live and office and retail space at the W Austin Hotel & Residences project that were reclassified from real estate under development during 2011.

c.	Relates to Stratus' two office buildings at 7500 Rialto Boulevard, which Stratus sold in February 2012.

d.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended
	December 31,
	2011	2010
Cash flow from operating activities:
Net loss	$(5,233)	$(17,713)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	8,426	1,886
Cost of real estate sold	70,623	2,071
Deferred income taxes	18	7,973
Stock-based compensation	422	585
Equity in unconsolidated affiliate's loss	337	323
Deposits	(7,274)	(2,319)
Purchases and development of real estate properties[a]	(58,590)	(56,027)
Municipal utility district reimbursements	—	939
Decrease (increase) in other assets	3,071	(1,702)
Increase in accounts payable, accrued liabilities and other	24,102	5,888
Net cash provided by (used in) operating activities	35,902	(58,096)

Cash flow from investing activities:
Development of hotel	(6,370)	(53,233)
Development of entertainment venue	(4,985)	(16,507)
Development of commercial leasing properties	(6,303)	(6,153)
Investment in unconsolidated affiliate	(500)	(15)
Net cash used in investing activities	(18,158)	(75,908)

Cash flow from financing activities:
Borrowings from credit facility	22,561	20,359
Payments on credit facility	(9,023)	(7,652)
Borrowings from project and term loans	31,128	111,002
Payments on project and term loans	(75,417)	(4,436)
Noncontrolling interest contributions	10,088	12,190
Net payments for stock-based awards	(88)	(22)
Purchases of Stratus common stock	(307)	—
Financing costs	(331)	(1,105)
Net cash (used in) provided by financing activities	(21,389)	130,336
Net decrease in cash and cash equivalents	(3,645)	(3,668)
Cash and cash equivalents at beginning of year	11,730	15,398
Cash and cash equivalents at end of year	$8,085	$11,730

a.	Primarily includes capital expenditures associated with the condominium units at the W Austin Hotel & Residences project.

III